Exhibit 99.1

Gorman-Rupp Completes Acquisition of Fill-Rite,

Market-Leading Manufacturer of Pumps and Meters

MANSFIELD, Ohio— June 1, 2022 — The Gorman-Rupp Company (NYSE: GRC) (the “Company”), a leading designer, manufacturer, and international marketer of pumps and pump systems, announced today that it has completed its previously announced acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of the Tuthill Corporation, for $525 million. When adjusted for approximately $80 million in expected tax benefits, the net transaction value is approximately $445 million. Gorman-Rupp funded the transaction with cash-on-hand and new debt. The new debt includes a $350 million term loan and an unsecured subordinated term loan of $90 million. In addition, the Company also entered into a $100 million revolving credit facility.

With facilities in Fort Wayne, Indiana and Lenexa, Kansas, the Fill-Rite and Sotera brands carry strong legacies associated with superior products and hold leadership positions in attractive niche pump markets. Fill-Rite provides rugged, high-performance liquid transfer pumps as well as a comprehensive line of mechanical and digital meters, precision weights and measures certified meters, hand pumps, hoses, nozzles, and accessories.

Scott King, President and Chief Executive Officer of Gorman-Rupp said “We are excited to welcome Fill-Rite and its outstanding team of employees to the Gorman-Rupp family. The closing of this transaction is the first step to realizing the great benefits of bringing together two pioneering flow control businesses with over 150 years of combined industry experience. I want to thank the teams at Gorman-Rupp, Fill-Rite, and Tuthill, for their incredible efforts to get us to closing today and helping to ensure a smooth, effective transition as we integrate Fill-Rite with Gorman-Rupp.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. These include statements regarding estimates of future earnings and cash flows. Other uncertainties include, but are not limited to, general economic conditions, supply chain conditions and any related impact on costs and availability of materials, integration of the acquired business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, and the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated.    Other risks and uncertainties that may materially affect Gorman-Rupp are described from time to time in its reports filed with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Except to the extent required by law, Gorman-Rupp does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.